Exhibit 99.1

Summit Materials, Inc. Reports Third Quarter 2020 Results
First Nine Months of 2020 Net Income Attributable to Summit Inc of $102.8 million
- 3Q Net Income Attributable to Summit Inc. of $90.7 million
- 3Q Aggregates volumes increased 3.1%
First Nine Months of 2020 Adjusted EBITDA up 4.1% to $354.4 million despite economic uncertainty from COVID-19

DENVER, CO. - (October 27, 2020) - Summit Materials, Inc. (NYSE: SUM, “Summit,” "Summit Inc." or the “Company”), a leading vertically integrated construction materials company, today announced results for the third quarter of 2020.

For the three months ended September 26, 2020, the Company reported net income attributable to Summit Inc. of $90.7 million, or $0.79 per basic share, compared to net income attributable to Summit Inc. of $55.8 million, or $0.50 per basic share in the comparable prior year period. Summit reported adjusted diluted net income of $63.9 million, or $0.55 per adjusted diluted share as compared to adjusted diluted net income of $58.2 million, or $0.50 per adjusted diluted share in the prior year period.

Summit's net revenue decreased 3.1% in the third quarter of 2020 to $645.2 million, compared to $665.8 million in the third quarter of 2019, on lower east segment and cement revenue relative to a year ago. Net revenue increased $38.5 million to $1,562.9 million in the nine months ended September 26, 2020, primarily resulting from organic growth in aggregates and ready-mix concrete. The Company reported operating income of $100.6 million in the third quarter 2020, compared to $130.9 million in the prior year period, as the third quarter 2020 included $10.6 million of CEO transition and related stock compensation adjustments.

Operating income increased by $5.3 million in the first nine months of 2020 as compared to the first nine months of 2019, primarily as net revenue gains exceeded increases in costs of revenue and general and administrative expenses. Summit's operating margin percentage for the three and nine months ended September 26, 2020 decreased to 15.6% from 19.7%, and increased to.10.2% from 10.1%, respectively, from the comparable period a year ago, due to the factors noted above.

Net income attributable to Summit Inc., which included the reversal of an unrecognized tax benefit, increased 62.7% in the third quarter to $90.7 million as compared to $55.8 million. Net income attributable to Summit, Inc. was $102.8 million for the nine months ended September 26, 2020. Adjusted EBITDA decreased 8.1% in the third quarter to $177.7 million as compared to $193.3 million in 2019, and for the first nine months of 2020 Adjusted EBITDA increased 4.1% to $354.4 million.

For the three months ended September 26, 2020, sales volumes increased 3.1% in aggregates, and decreased 1.0% in ready-mix concrete, 6.4% in asphalt and 11.3% in cement relative to the same period last year. Average selling prices in the third quarter of 2020 decreased 2.2% in aggregates, and increased 0.5% in cement, 4.6% in ready-mix concrete and were flat in asphalt relative to the prior year period. We had organic price growth across all lines of business during the third quarter of 2020.

Anne Noonan, CEO of Summit Materials, commented, "Our West segment performance was the highlight of the quarter, delivering 16.5% growth in Adjusted EBITDA in Q3, as migration trends favor certain US central and western suburban and exurban markets that we serve. Company-wide, our adjusted cash gross profit margin has held steady. We are focused on consistent organic growth with investment in greenfields and Summit end markets that are underpinned by strong growth fundamentals. Sustainable organic growth serves as a foundation to support strategic acquisitions, such as, Multisources of Texas, and Valley Gravel of British Columbia, which we completed in the third quarter while keeping our leverage ratio steady at 3.5x. Most importantly, we continue to vigilantly practice safety and distancing protocols in response to the COVID-19 outbreak."

As of September 26, 2020, the Company had $288.8 million in cash and $1.9 billion in debt outstanding. The Company's $345 million revolving credit facility has $329 million available after letters of credit. For the nine months ended September 26, 2020, cash flow provided by operations was $218.0 million while cash paid for capital equipment was $140.0 million. Brian Harris, CFO of Summit Materials added, "During Q3, we strengthened our balance sheet by redeeming all of the outstanding $650 million 6.125% notes due 2023, which was our nearest term maturity, with proceeds from our issuance of $700 million of 5.250% notes due 2029. Summit reported over $617 million in available liquidity at quarter end."

Given the uncertainties relating to COVID-19, Summit is not providing Adjusted EBITDA guidance at this time. Noonan continued, "We continue to believe that it is prudent to forego providing guidance pending better visibility into the ultimate resumption of normal business conditions."

The Company is expanding its previously announced 2020 capital expenditure guidance to $175 million to $185 million, including $50 million to $60 million for greenfield projects. This is an increase from the Company's previous guidance of $145 million to $160 million.

Third Quarter 2020 | Results by Line of Business

Aggregates Business: Aggregates net revenues decreased by $1.1 million to $136.4 million in the third quarter 2020 when compared to the prior year period. Aggregates adjusted cash gross profit margin decreased to 64.2% in the third quarter 2020 as compared to 68.6% in the third quarter 2019 on differences in product mix. Aggregates sales volumes increased 3.1% in the third quarter 2020 when compared to the prior-year period on higher volumes in Texas, partially offset by lower volumes in Missouri, Kentucky, and British Columbia. Average selling prices for aggregates decreased 2.2% in the third quarter 2020. On a mix-adjusted basis, Summit estimates that aggregates prices have increased by approximately 2.1% year-to-date in 2020.

Cement Business: Cement segment net revenues decreased 14.3% to $84.9 million in the third quarter 2020, when compared to the prior-year period, on lower sales volume of cement. Cement adjusted cash gross profit margin decreased to 45.1% in the third quarter, compared to 46.0% in the prior year period, as lower volumes resulted in higher unit plant costs. In addition, our solid waste processing facility continued to undergo repairs related to an explosion that occurred in April 2020. The Adjusted EBITDA impact from the down time at the facility was approximately $4.3 million in the third quarter. Organic sales volume of cement decreased 11.3% in the third quarter and organic average selling prices increased 0.5% when compared to the prior year period.

Products Business: Products net revenues were $321.8 million in the third quarter 2020, compared to $324.7 million in the prior year period. Products adjusted cash gross profit margin increased to 25.4% in the third quarter, versus 24.4% in the prior year period. Our organic average sales price for ready-mix concrete increased 4.6% and organic sales volumes of ready-mix concrete decreased 1.0%, as higher volumes in residential construction markets were offset by flat to slightly lower volumes in other parts of Texas (Permian) and Kentucky. Our organic average sales price for asphalt was flat, while asphalt organic sales volumes decreased 6.4%, as lower volume in Kentucky was offset by higher volumes in North Texas and Kansas.

Third Quarter 2020 | Results By Reporting Segment

Net revenue decreased by 3.1% to $645.2 million in the third quarter 2020, versus $665.8 million in the prior year period. The reduction in net revenue was primarily attributable to lower volume of cement, asphalt, ready-mix concrete and aggregates, partially offset by higher cement and ready-mix concrete prices. Aggregates reported average selling prices declined 2.2% in the third quarter 2020 relative to the prior year, but on a product mix adjusted basis, year to date aggregates pricing has increased approximately 2.1%. The Company reported operating income of $100.6 million in the third quarter 2020, compared to $130.9 million in the prior year period.

Net income increased to $92.8 million in the third quarter of 2020, which included a $32.9 million reversal of an unrecognized tax benefit, compared to income of $58.2 million in the prior year period. Adjusted EBITDA decreased 8.1% to $177.7 million in the third quarter of 2020, compared to $193.3 million in the prior year period on lower revenue.

West Segment: The West Segment reported operating income of $72.3 million in the third quarter 2020, compared to $58.5 million in the prior year period. Adjusted EBITDA increased to $95.5 million in the third quarter 2020, compared to $81.9 million in the prior year period. Improvements in operating income reflected increased demand for aggregates and ready-mix concrete in Utah and Texas. Aggregates revenue in the third quarter increased 12.2% over the prior year period, while organic average sales prices increased 4.4%. Ready-mix concrete revenue in the third quarter 2020 increased 3.6% over the prior year period, as organic volumes decreased 0.3% and were offset as organic average sales prices increased 3.9%, reflecting favorable market conditions in Utah and Texas. Asphalt revenue increased by 1.4% in the third quarter 2020 over the prior year period. While asphalt volumes decreased 1.0%, particularly in British Columbia, organic sales prices increased 2.4%, particularly in parts of Texas. The Company completed the acquisition of Multisources of Houston, Texas and Valley Gravel of Abbotsford, British Columbia, in the third quarter, both of which are primarily aggregates businesses.

East Segment: The East Segment reported operating income of $29.3 million in the third quarter 2020, compared to $55.5 million in the prior year period as lower asphalt revenues due to the ongoing fiscal constraints in Kentucky more than offset strength in ready-mix concrete. Adjusted EBITDA decreased to $56.9 million in the third quarter 2020, compared to $76.8 million in the prior year period. Aggregates revenue decreased 7.2%, resulting in part from a 5.6% decrease in organic volumes, notably in Kentucky and also in Missouri, where the Company was involved in significant floor repair work a year ago and operations have since returned to normal run rates. Aggregates average selling prices decreased 2.2% on a difference in product mix from the year-ago quarter. Ready-mix concrete revenue increased 3.6% as organic average selling prices increased 6.8% due in part to wind farm work in Kansas. Asphalt revenue decreased 30.7% as organic volumes decreased 17.8% on a lower contribution from Kentucky, while organic average selling prices decreased 7.0%.

Cement Segment: The Cement Segment reported operating income of $24.0 million in the third quarter 2020, compared to $31.5 million in the prior year period. The segment reported organic sales volumes and organic average selling prices decreased 11.3% and increased 0.5%, respectively, during the third quarter 2020 as compared to the prior year period. Adjusted EBITDA decreased to $35.1 million in the third quarter 2020, compared to $42.7 million in the prior year period as lower volumes resulted in higher unit plant costs. In addition, our solid waste processing facility continued to undergo repairs related to an explosion that occurred in April 2020. The Adjusted EBITDA impact from the down time at the facility was approximately $4.3 million in the third quarter.

Liquidity and Capital Resources

As of September 26, 2020, the Company had cash on hand of $288.8 million and borrowing capacity under its $345 million revolving credit facility of $329 million. The borrowing capacity on the revolving credit facility is currently fully available to the Company within the terms and covenant requirements of its credit agreement. As of September 26, 2020, the Company had $1.9 billion in debt outstanding.

Financial Outlook

The Company is expanding its previously announced 2020 capital expenditure guidance to $175 million to $185 million, including $50 million to $60 million for greenfield projects. This is an increase from the Company's previous guidance of $145 million to $160 million.

Webcast and Conference Call Information

Summit Materials will conduct a conference call on Wednesday, October 28, 2020, at 11:00 a.m. eastern time (9:00 a.m. mountain time) to review the Company’s third quarter 2020 financial results, discuss recent events and conduct a question-and-answer session.

A webcast of the conference call and accompanying presentation materials will be available in the Investors section of Summit’s website at investors.summit-materials.com. To listen to a live broadcast, go to the site at least 15 minutes prior to the scheduled start time in order to register, download, and install any necessary audio software.

To participate in the live teleconference on October 28, 2020:

Domestic Live: 1-877-823-8690
International Live: 1-825-312-2236
Conference ID:     6168543
Password:     Summit

To listen to a replay of the teleconference, which will be available through November 4, 2020:

Domestic Replay: 1-800-585-8367
International Replay: 1-416-621-4642
Conference ID: 6168543

About Summit Materials

Summit Materials is a leading vertically integrated materials-based company that supplies aggregates, cement, ready-mix concrete and asphalt in the United States and British Columbia, Canada. Summit is a geographically diverse, materials-based business of scale that offers customers a single-source provider of construction materials and related downstream products in the public infrastructure, residential and nonresidential end markets. Summit has a strong track record of successful acquisitions since its founding and continues to pursue growth opportunities in new and existing markets. For more information about Summit Materials, please visit www.summit-materials.com.

Non-GAAP Financial Measures

The Securities and Exchange Commission (“SEC”) regulates the use of “non-GAAP financial measures,” such as Adjusted Net Income (Loss), Adjusted Diluted Net Income, Adjusted Diluted EPS, Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Cash Gross Profit, Adjusted Cash Gross Profit Margin, Free Cash Flow, Net Leverage and Net Debt which are derived on the basis of methodologies other than in accordance with U.S. generally accepted accounting principles (“U.S. GAAP”). We have provided these measures because, among other things, we believe that they provide investors with additional information to measure our performance, evaluate our ability to service our debt and evaluate certain flexibility under our restrictive covenants. Our Adjusted Net Income (Loss), Adjusted Diluted Net Income, Adjusted Diluted EPS, Adjusted EBITDA, Further Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Cash Gross Profit, Adjusted Cash Gross Profit Margin, Free Cash Flow, Net Leverage and Net Debt may vary from the use of such terms by others and should not be considered as alternatives to or more important than net income (loss), operating income (loss), revenue or any other performance measures derived in accordance with U.S. GAAP as measures of operating performance or to cash flows as measures of liquidity.

Adjusted EBITDA, Adjusted EBITDA Margin, and other non-GAAP measures have important limitations as analytical tools, and you should not consider them in isolation or as substitutes for analysis of our results as reported under U.S. GAAP. Some of the limitations of Adjusted EBITDA are that these measures do not reflect: (i) our cash expenditures or future requirements for capital expenditures or contractual commitments; (ii) changes in, or cash requirements for, our working capital needs; (iii) interest expense or cash requirements necessary to service interest and principal payments on our debt; and (iv) income tax payments we are required to make. Because of these limitations, we rely primarily on our U.S. GAAP results and use Adjusted EBITDA, Adjusted EBITDA Margin and other non-GAAP measures on a supplemental basis.

Adjusted EBITDA, Further Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Cash Gross Profit, Adjusted Cash Gross Profit Margin, Adjusted Net Income (Loss), Adjusted Diluted Net Income, Adjusted Diluted EPS, Free Cash Flow, Net Leverage and Net Debt reflect additional ways of viewing aspects of our business that, when viewed with our GAAP results and the accompanying reconciliations to U.S. GAAP financial measures included in the tables attached to this press release, may provide a more complete understanding of factors and trends affecting our business. We strongly encourage investors to review our consolidated financial statements in their entirety and not rely on any single financial measure. Reconciliations of the non-GAAP measures used in this press release are included in the attached tables. Because GAAP financial measures on a forward-looking basis are not accessible, and reconciling information is not available without unreasonable effort, we have not provided reconciliations for forward-looking non-GAAP measures. For the same reasons, we are unable to address the probable significance of the unavailable information, which could be material to future results.

Cautionary Statement Regarding Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the federal securities laws, which involve risks and uncertainties. Forward-looking statements include all statements that do not relate solely to historical or current facts, and you can identify forward-looking statements because they contain words such as “believes,” “expects,” “may,” “will,” “should,” “seeks,” “intends,” “trends,” “plans,” “estimates,” “projects” or “anticipates” or similar expressions that concern our strategy, plans, expectations or intentions. All statements made relating to our estimated and projected earnings, margins, costs, expenditures, cash flows, growth rates and financial results are forward-looking statements. These forward-looking statements are subject to risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements. We derive many of our forward-looking statements from our operating budgets and forecasts, which are based upon many detailed assumptions. While we believe that our assumptions are reasonable, it is very difficult to predict the effect of known factors, and, of course, it is impossible to anticipate all factors that could affect our actual results. In light of the significant uncertainties inherent in the forward-looking statements included herein, the inclusion of such information should not be regarded as a representation by us or any other person that the results or conditions described in such statements or our objectives and plans will be realized. Important factors could affect our results and could cause results to differ materially from those expressed in our forward-looking statements, including but not limited to the factors discussed in the section entitled “Risk Factors” in Summit Inc.’s Annual Report on Form 10-K for the fiscal year ended December 28, 2019 and Quarterly Report on Form 10-Q for the fiscal period ended March 28, 2020, each as filed with the SEC, and any factors discussed in the section entitled “Risk Factors” in any of our subsequently filed SEC filings.

-	the impact of the COVID-19 pandemic, or any similar crisis, on our business;

-	our dependence on the construction industry and the strength of the local economies in which we operate;

-	the cyclical nature of our business;

-	risks related to weather and seasonality;

-	risks associated with our capital-intensive business;

-	competition within our local markets;

-	our ability to execute on our acquisition strategy, successfully integrate acquisitions with our existing operations and retain key employees of acquired businesses;

-	our dependence on securing and permitting aggregate reserves in strategically located areas;

-	declines in public infrastructure construction and delays or reductions in governmental funding, including the funding by transportation authorities and other state agencies;

-	our reliance on private investment in infrastructure, which may be adversely affected by periods of economic stagnation and recession;

-	environmental, health, safety and climate change laws or governmental requirements or policies concerning zoning and land use;

-	costs associated with pending and future litigation;

-	rising prices for commodities, labor and other production and delivery inputs as a result of inflation or otherwise;

-	conditions in the credit markets;

-	our ability to accurately estimate the overall risks, requirements or costs when we bid on or negotiate contracts that are ultimately awarded to us;

-	material costs and losses as a result of claims that our products do not meet regulatory requirements or contractual specifications;

-	cancellation of a significant number of contracts or our disqualification from bidding for new contracts;

-	special hazards related to our operations that may cause personal injury or property damage not covered by insurance;

-	unexpected factors affecting self-insurance claims and reserve estimates;

-	our substantial current level of indebtedness, including our exposure to variable interest rate risk;

-	our dependence on senior management and other key personnel, and our ability to retain and attract qualified personnel;

-	supply constraints or significant price fluctuations in the electricity and petroleum-based resources that we use, including diesel and liquid asphalt;

-	climate change and climate change legislation or regulations;

-	unexpected operational difficulties;

-	interruptions in our information technology systems and infrastructure; including cybersecurity and data leakage risks; and

-	potential labor disputes, strikes, other forms of work stoppage or other union activities.

All subsequent written and oral forward-looking statements attributable to us, or persons acting on our behalf, are expressly qualified in their entirety by these cautionary statements. Any forward-looking statement that we make herein speaks only as of the date of this press release. We undertake no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as required by law.

SUMMIT MATERIALS, INC. AND SUBSIDIARIES
Consolidated Statements of Operations
($ in thousands, except share and per share amounts)

	Three months ended		Nine months ended
	September 26,	September 28,	September 26,	September 28,
	2020	2019	2020	2019
Revenue:
Product	$540,904	$554,721	$1,334,471	$1,293,999
Service	104,342	111,126	228,421	230,389
Net revenue	645,246	665,847	1,562,892	1,524,388
Delivery and subcontract revenue	64,373	66,235	144,926	141,224
Total revenue	709,619	732,082	1,707,818	1,665,612
Cost of revenue (excluding items shown separately below):
Product	331,853	338,119	857,912	846,702
Service	72,778	78,625	162,479	167,550
Net cost of revenue	404,631	416,744	1,020,391	1,014,252
Delivery and subcontract cost	64,373	66,235	144,926	141,224
Total cost of revenue	469,004	482,979	1,165,317	1,155,476
General and administrative expenses	81,499	62,344	218,267	190,915
Depreciation, depletion, amortization and accretion	58,054	55,127	163,760	164,140
Transaction costs	445	751	1,517	1,449
Operating income	100,617	130,881	158,957	153,632
Interest expense	24,623	28,917	78,049	88,423
Loss on debt financings	4,064	—	4,064	14,565
Other income, net	(1,226)	(1,875)	(2,753)	(8,354)
Income from operations before taxes	73,156	103,839	79,597	58,998
Income tax (benefit) expense	(19,613)	45,602	(25,333)	34,272
Net income	92,769	58,237	104,930	24,726
Net income attributable to Summit Holdings (1)	2,039	2,480	2,115	1,331
Net income attributable to Summit Holdings	$90,730	$55,757	$102,815	$23,395
Earnings per share of Class A common stock:
Basic	$0.79	$0.50	$0.90	$0.21
Diluted	$0.79	$0.48	$0.90	$0.21
Weighted average shares of Class A common stock:
Basic	114,116,564	112,179,137	113,943,292	112,020,275
Diluted	114,472,171	115,505,122	114,457,276	112,497,610
________________________________________________________
(1) Represents portion of business owned by pre-IPO investors rather than by Summit.

SUMMIT MATERIALS, INC. AND SUBSIDIARIES
Consolidated Balance Sheets
($ in thousands, except share and per share amounts)

	September 26,	December 28,
	2020	2019
	(unaudited)	(audited)
Assets
Current assets:
Cash and cash equivalents	$288,757	$311,319
Accounts receivable, net	309,377	253,256
Costs and estimated earnings in excess of billings	44,001	13,088
Inventories	209,774	204,787
Other current assets	13,632	13,831
Total current assets	865,541	796,281
Property, plant and equipment, less accumulated depreciation, depletion and amortization (September 26, 2020 - $1,088,710 and December 28, 2019 - $955,815)	1,763,066	1,747,449
Goodwill	1,303,086	1,199,699
Intangible assets, less accumulated amortization (September 26, 2020 - $12,467 and December 28, 2019 - $10,366)	37,923	23,498
Deferred tax assets, less valuation allowance (September 26, 2020 - $1,675 and December 28, 2019 - $1,675)	241,900	212,333
Operating lease right-of-use assets	28,551	32,777
Other assets	52,103	55,519
Total assets	$4,292,170	$4,067,556
Liabilities and Stockholders’ Equity
Current liabilities:
Current portion of debt	$7,942	$7,942
Current portion of acquisition-related liabilities	31,968	32,700
Accounts payable	149,475	116,359
Accrued expenses	144,064	120,005
Current operating lease liabilities	8,193	8,427
Billings in excess of costs and estimated earnings	14,225	13,864
Total current liabilities	355,867	299,297
Long-term debt	1,893,212	1,851,057
Acquisition-related liabilities	12,876	19,801
Tax receivable agreement liability	327,957	326,965
Noncurrent operating lease liabilities	21,327	25,381
Other noncurrent liabilities	111,435	100,282
Total liabilities	2,722,674	2,622,783
Stockholders’ equity:
Class A common stock, par value $0.01 per share; 1,000,000,000 shares authorized, 114,123,911 and 113,309,385 shares issued and outstanding as of September 26, 2020 and December 28, 2019, respectively	1,142	1,134
Class B common stock, par value $0.01 per share; 250,000,000 shares authorized, 99 shares issued and outstanding as of September 26, 2020 and December 28, 2019	—	—
Additional paid-in capital	1,257,506	1,234,020
Accumulated earnings	291,620	188,805
Accumulated other comprehensive income	975	3,448
Stockholders’ equity	1,551,243	1,427,407
Noncontrolling interest in Summit Holdings	18,253	17,366
Total stockholders’ equity	1,569,496	1,444,773
Total liabilities and stockholders’ equity	$4,292,170	$4,067,556

SUMMIT MATERIALS, INC. AND SUBSIDIARIES
Consolidated Statements of Cash Flows
($ in thousands)

	Nine months ended
	September 26,	September 28,
	2020	2019
Cash flow from operating activities:
Net income	$104,930	$24,726
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation, depletion, amortization and accretion	164,397	166,997
Share-based compensation expense	23,119	15,424
Net gain on asset disposals	(5,746)	(8,030)
Non-cash loss on debt financings	4,064	2,850
Change in deferred tax asset, net	(28,968)	32,736
Other	760	(1,609)
Decrease (increase) in operating assets, net of acquisitions and dispositions:
Accounts receivable, net	(48,361)	(121,196)
Inventories	(2,829)	16,296
Costs and estimated earnings in excess of billings	(30,912)	(31,085)
Other current assets	(75)	5,635
Other assets	8,367	4,992
(Decrease) increase in operating liabilities, net of acquisitions and dispositions:
Accounts payable	21,729	52,423
Accrued expenses	3,164	8,447
Billings in excess of costs and estimated earnings	395	618
Tax receivable agreement liability	993	424
Other liabilities	3,012	(5,805)
Net cash provided by operating activities	218,039	163,843
Cash flow from investing activities:
Acquisitions, net of cash acquired	(123,195)	(2,842)
Purchases of property, plant and equipment	(140,006)	(139,762)
Proceeds from the sale of property, plant and equipment	8,848	13,035
Other	1,395	(207)
Net cash used for investing activities	(252,958)	(129,776)
Cash flow from financing activities:
Proceeds from debt issuances	700,000	300,000
Debt issuance costs	(9,565)	(6,312)
Payments on debt	(666,892)	(264,906)
Payments on acquisition-related liabilities	(10,391)	(11,000)
Proceeds from stock option exercises	329	2,559
Other	(908)	(501)
Net cash provided by financing activities	12,573	19,840
Impact of foreign currency on cash	(216)	174
Net (decrease) increase in cash	(22,562)	54,081
Cash and cash equivalents—beginning of period	311,319	128,508
Cash and cash equivalents—end of period	$288,757	$182,589

SUMMIT MATERIALS, INC. AND SUBSIDIARIES
Unaudited Revenue Data by Segment and Line of Business
($ in thousands)

	Three months ended		Nine months ended
	September 26,	September 28,	September 26,	September 28,
	2020	2019	2020	2019
Segment Net Revenue:
West	$351,510	$331,501	$835,026	$773,036
East	208,862	235,355	529,405	530,508
Cement	84,874	98,991	198,461	220,844
Net Revenue	$645,246	$665,847	$1,562,892	$1,524,388

Line of Business - Net Revenue:
Materials
Aggregates	$136,396	$137,528	$362,546	$354,050
Cement (1)	82,698	92,482	188,854	202,780
Products	321,810	324,711	783,071	737,169
Total Materials and Products	540,904	554,721	1,334,471	1,293,999
Services	104,342	111,126	228,421	230,389
Net Revenue	$645,246	$665,847	$1,562,892	$1,524,388

Line of Business - Net Cost of Revenue:
Materials
Aggregates	$48,829	$43,156	$146,015	$142,698
Cement	44,445	46,960	115,987	117,423
Products	240,084	245,396	596,672	579,286
Total Materials and Products	333,358	335,512	858,674	839,407
Services	71,273	81,232	161,717	174,845
Net Cost of Revenue	$404,631	$416,744	$1,020,391	$1,014,252

Line of Business - Adjusted Cash Gross Profit (2):
Materials
Aggregates	$87,567	$94,372	$216,531	$211,352
Cement (3)	38,253	45,522	72,867	85,357
Products	81,726	79,315	186,399	157,883
Total Materials and Products	207,546	219,209	475,797	454,592
Services	33,069	29,894	66,704	55,544
Adjusted Cash Gross Profit	$240,615	$249,103	$542,501	$510,136

Adjusted Cash Gross Profit Margin (2)
Materials
Aggregates	64.2%	68.6%	59.7%	59.7%
Cement (3)	45.1%	46.0%	36.7%	38.7%
Products	25.4%	24.4%	23.8%	21.4%
Services	31.7%	26.9%	29.2%	24.1%
Total Adjusted Cash Gross Profit Margin	37.3%	37.4%	34.7%	33.5%
________________________________________________________
(1) Net revenue for the cement line of business excludes revenue associated with hazardous and non-hazardous waste, which is processed into fuel and used in the cement plants and is included in services net revenue. Additionally, net revenue from cement swaps and other cement-related products are included in products net revenue.
(2) Adjusted cash gross profit is calculated as net revenue by line of business less net cost of revenue by line of business. Adjusted cash gross profit margin is defined as adjusted cash gross profit divided by net revenue.
(3) The cement adjusted cash gross profit includes the earnings from the waste processing operations, cement swaps and other products. Cement line of business adjusted cash gross profit margin is defined as cement adjusted cash gross profit divided by cement segment net revenue.

SUMMIT MATERIALS, INC. AND SUBSIDIARIES
Unaudited Volume and Price Statistics
(Units in thousands)

	Three months ended		Nine months ended
Total Volume	September 26, 2020	September 28, 2019	September 26, 2020	September 28, 2019
Aggregates (tons)	16,383	15,895	42,476	40,630
Cement (tons)	733	826	1,686	1,821
Ready-mix concrete (cubic yards)	1,531	1,546	4,217	4,035
Asphalt (tons)	2,118	2,263	4,281	4,280

	Three months ended		Nine months ended
Pricing	September 26, 2020	September 28, 2019	September 26, 2020	September 28, 2019
Aggregates (per ton)	$10.89	$11.13	$10.96	$11.01
Cement (per ton)	116.17	115.54	116.22	114.95
Ready-mix concrete (per cubic yards)	117.12	111.94	115.97	110.22
Asphalt (per ton)	60.40	60.40	59.69	59.00

	Three months ended		Nine months ended
	Percentage Change in		Percentage Change in
Year over Year Comparison	Volume	Pricing	Volume	Pricing
Aggregates (per ton)	3.1%	(2.2)%	4.5%	(0.5)%
Cement (per ton)	(11.3)%	0.5%	(7.4)%	1.1%
Ready-mix concrete (per cubic yards)	(1.0)%	4.6%	4.5%	5.2%
Asphalt (per ton)	(6.4)%	—%	—%	1.2%

	Three months ended		Nine months ended
	Percentage Change in		Percentage Change in
Year over Year Comparison (Excluding acquisitions)	Volume	Pricing	Volume	Pricing
Aggregates (per ton)	(5.1)%	0.5%	1.3%	0.6%
Cement (per ton)	(11.3)%	0.5%	(7.4)%	1.1%
Ready-mix concrete (per cubic yards)	(1.0)%	4.6%	4.5%	5.2%
Asphalt (per ton)	(6.4)%	—%	—%	1.2%

SUMMIT MATERIALS, INC. AND SUBSIDIARIES
Unaudited Reconciliations of Gross Revenue to Net Revenue by Line of Business
($ and Units in thousands, except pricing information)

	Three months ended September 26, 2020
			Gross Revenue	Intercompany	Net
	Volumes	Pricing	by Product	Elimination/Delivery	Revenue
Aggregates	16,383	$10.89	$178,377	$(41,981)	$136,396
Cement	733	116.17	85,108	(2,410)	82,698
Materials			$263,485	$(44,391)	$219,094
Ready-mix concrete	1,531	117.12	179,261	(137)	179,124
Asphalt	2,118	60.40	127,919	(406)	127,513
Other Products			107,745	(92,572)	15,173
Products			$414,925	$(93,115)	$321,810

	Nine months ended September 26, 2020
			Gross Revenue	Intercompany	Net
	Volumes	Pricing	by Product	Elimination/Delivery	Revenue
Aggregates	42,476	$10.96	$465,498	$(102,952)	$362,546
Cement	1,686	116.22	195,972	(7,118)	188,854
Materials			$661,470	$(110,070)	$551,400
Ready-mix concrete	4,217	115.97	489,034	(324)	488,710
Asphalt	4,281	59.69	255,535	(634)	254,901
Other Products			275,566	(236,106)	39,460
Products			$1,020,135	$(237,064)	$783,071

SUMMIT MATERIALS, INC. AND SUBSIDIARIES
Unaudited Reconciliations of Non-GAAP Financial Measures
($ in thousands, except share and per share amounts)
The tables below reconcile our net income to Adjusted EBITDA by segment for the three and nine months ended September 26, 2020 and September 28, 2019.

Reconciliation of Net Income (Loss) to Adjusted EBITDA	Three months ended September 26, 2020
by Segment	West	East	Cement	Corporate	Consolidated
($ in thousands)
Net income (loss)	$72,871	$31,013	$27,324	$(38,439)	$92,769
Interest (income) expense	(1,192)	(649)	(3,393)	29,857	24,623
Income tax expense (benefit)	937	(193)	—	(20,357)	(19,613)
Depreciation, depletion and amortization	22,973	22,346	11,066	979	57,364
EBITDA	$95,589	$52,517	$34,997	$(27,960)	$155,143
Accretion	144	457	89	—	690
Loss on debt financings	—	—	—	4,064	4,064
Transaction costs	—	—	—	445	445
Non-cash compensation	—	—	—	13,322	13,322
Other	(263)	3,969	—	377	4,083
Adjusted EBITDA	$95,470	$56,943	$35,086	$(9,752)	$177,747
Adjusted EBITDA Margin (1)	27.2%	27.3%	41.3%		27.5%

Reconciliation of Net Income (Loss) to Adjusted EBITDA	Three months ended September 28, 2019
by Segment	West	East	Cement	Corporate	Consolidated
($ in thousands)
Net income (loss)	$56,829	$56,640	$34,303	$(89,535)	$58,237
Interest expense (income)	411	182	(2,731)	31,055	28,917
Income tax expense	1,144	26	—	44,432	45,602
Depreciation, depletion and amortization	23,171	19,406	10,957	1,041	54,575
EBITDA	$81,555	$76,254	$42,529	$(13,007)	$187,331
Accretion	136	262	154	—	552
Transaction costs	1	—	—	750	751
Non-cash compensation	—	—	—	4,819	4,819
Other	244	309	—	(689)	(136)
Adjusted EBITDA	$81,936	$76,825	$42,683	$(8,127)	$193,317
Adjusted EBITDA Margin (1)	24.7%	32.6%	43.1%		29.0%

Reconciliation of Net Income (Loss) to Adjusted EBITDA	Nine months ended September 26, 2020
by Segment	West	East	Cement	Corporate	Consolidated
($ in thousands)
Net income (loss)	$130,409	$52,152	$44,432	$(122,063)	$104,930
Interest (income) expense	(2,479)	(1,651)	(9,685)	91,864	78,049
Income tax expense (benefit)	1,524	(358)	—	(26,499)	(25,333)
Depreciation, depletion and amortization	66,707	64,080	28,165	2,960	161,912
EBITDA	$196,161	$114,223	$62,912	$(53,738)	$319,558
Accretion	375	1,213	260	—	1,848
Loss on debt financings	—	—	—	4,064	4,064
Transaction costs	—	—	—	1,517	1,517
Non-cash compensation	—	—	—	23,119	23,119
Other	345	4,464	—	(522)	4,287
Adjusted EBITDA	$196,881	$119,900	$63,172	$(25,560)	$354,393
Adjusted EBITDA Margin (1)	23.6%	22.6%	31.8%		22.7%

Reconciliation of Net Income (Loss) to Adjusted EBITDA	Nine months ended September 28, 2019
by Segment	West	East	Cement	Corporate	Consolidated
($ in thousands)
Net income (loss)	$78,016	$73,448	$51,652	$(178,390)	$24,726
Interest expense (income)	1,905	2,237	(7,395)	91,676	88,423
Income tax expense	1,478	144	—	32,650	34,272
Depreciation, depletion and amortization	69,751	58,851	30,830	2,985	162,417
EBITDA	$151,150	$134,680	$75,087	$(51,079)	$309,838
Accretion	405	868	450	—	1,723
Loss on debt financings	—	—	—	14,565	14,565
Transaction costs	12	—	—	1,437	1,449
Non-cash compensation	—	—	—	15,424	15,424
Other	(513)	(1,069)	—	(1,046)	(2,628)
Adjusted EBITDA	$151,054	$134,479	$75,537	$(20,699)	$340,371
Adjusted EBITDA Margin (1)	19.5%	25.3%	34.2%		22.3%
________________________________________________
(1) Adjusted EBITDA Margin is defined as Adjusted EBITDA as a percentage of net revenue.

The table below reconciles our net income attributable to Summit Materials, Inc. to adjusted diluted net income per share for the three and nine months ended September 26, 2020 and September 28, 2019. The per share amount of the net income attributable to Summit Materials, Inc. presented in the table is calculated using the total equity interests for the purpose of reconciling to adjusted diluted net income per share.

	Three months ended				Nine months ended
	September 26, 2020		September 28, 2019		September 26, 2020		September 28, 2019
Reconciliation of Net Income Per Share to Adjusted Diluted EPS	Net Income	Per Equity Unit	Net Income	Per Equity Unit	Net Income	Per Equity Unit	Net Income	Per Equity Unit
Net income attributable to Summit Materials, Inc.	$90,730	$0.77	$55,757	$0.48	$102,815	$0.88	$23,395	$0.20
Adjustments:
Net income attributable to noncontrolling interest	2,039	0.02	2,480	0.02	2,115	0.02	1,331	0.01
Adjustment to acquisition deferred liability	—	—	—	—	—	—	(2,000)	(0.02)
Loss on debt financings	4,064	0.04	—	—	4,064	0.03	14,565	0.13
Adjusted diluted net income before tax related adjustments	96,833	0.83	58,237	0.50	108,994	0.93	37,291	0.32
Changes in unrecognized tax benefits	(32,885)	(0.28)	—	—	(42,422)	(0.36)	—	—
Adjusted diluted net income	$63,948	$0.55	$58,237	$0.50	$66,572	$0.57	$37,291	$0.32
Weighted-average shares:
Basic Class A common stock	114,116,564		112,179,137		113,943,292		112,020,275
LP Units outstanding	3,053,115		3,368,058		3,086,820		3,404,231
Total equity units	117,169,679		115,547,195		117,030,112		115,424,506

The following table reconciles operating income to Adjusted Cash Gross Profit and Adjusted Cash Gross Profit Margin for the three and nine months ended September 26, 2020 and September 28, 2019.

	Three months ended		Nine months ended
	September 26,	September 28,	September 26,	September 28,
Reconciliation of Operating Income to Adjusted Cash Gross Profit	2020	2019	2020	2019
($ in thousands)
Operating income	$100,617	$130,881	$158,957	$153,632
General and administrative expenses	81,499	62,344	218,267	190,915
Depreciation, depletion, amortization and accretion	58,054	55,127	163,760	164,140
Transaction costs	445	751	1,517	1,449
Adjusted Cash Gross Profit (exclusive of items shown separately)	$240,615	$249,103	$542,501	$510,136
Adjusted Cash Gross Profit Margin (exclusive of items shown separately) (1)	37.3%	37.4%	34.7%	33.5%
_______________________________________________________
(1) Adjusted Cash Gross Profit Margin is defined as Adjusted Cash Gross Profit as a percentage of net revenue.

The following table reconciles net cash provided by operating activities to free cash flow for the three and nine months ended September 26, 2020 and September 28, 2019.

	Three months ended		Nine months ended
	September 26,	September 28,	September 26,	September 28,
($ in thousands)	2020	2019	2020	2019
Net income	$92,769	$58,237	$104,930	$24,726
Non-cash items	47,613	100,538	157,626	208,368
Net income adjusted for non-cash items	140,382	158,775	262,556	233,094
Change in working capital accounts	15,956	(10,880)	(44,517)	(69,251)
Net cash provided by operating activities	156,338	147,895	218,039	163,843
Capital expenditures, net of asset sales	(32,041)	(29,163)	(131,158)	(126,727)
Free cash flow	$124,297	$118,732	$86,881	$37,116

Contact:

Karli Anderson
Vice President, Investor Relations
karli.anderson@summit-materials.com
303-515-5152